                                                  This filing is made pursuant
                                                  to Rule 424(b)(3) under the
PROSPECTUS SUPPLEMENT NO. 12 TO                   Securities Act of 1933 in
PROSPECTUS DATED JULY 23, 1998                    connection with Registration
                                                  No. 333-58857



                               INGRAM MICRO INC.
                 $1,330,000,000 PRINCIPAL AMOUNT AT MATURITY OF
               ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2018
                                      AND
                              CLASS A COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement relates to the resale by the holders listed below of Zero Coupon Convertible Senior Debentures due 2018 of Ingram Micro Inc. and the shares of Class A Common Stock ("Common Stock") of the Company issuable upon the conversion of the Debentures (the "Conversion Shares").

     You should read this Prospectus Supplement together with the Prospectus dated July 23, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures and Common Stock by the selling securityholders listed. All information concerning beneficial ownership has been furnished by the selling securityholders.

                             PRINCIPAL
                             AMOUNT OF                        NUMBER          OTHER       PERCENTAGE OF      PERCENTAGE OF
                            DEBENTURES    PERCENTAGE OF   OF CONVERSION     SHARES OF         COMMON            COMMON
                               THAT        DEBENTURES      SHARES THAT     COMMON STOCK       STOCK             EQUITY
           NAME             MAY BE SOLD    OUTSTANDING    MAY BE SOLD(1)       HELD       OUTSTANDING(2)   OUTSTANDING(2)(3)
           ----             -----------   -------------   --------------   ------------   --------------   -----------------
Healthcare Underwriters
  Mutual Insurance
  Company(5) .............  $2,000,000           *            10,990            0               *                  *
Medical Liability Mutual
  Insurance Company(5) ...  $65,000,000        4.9%          357,175            0               *                  *
OHIC Insurance
  Company(5) .............  $1,250,000           *             6,868            0               *                  *


                            PERCENTAGE OF VOTING
                                  POWER OF
                               COMMON EQUITY
           NAME             OUTSTANDING(2)(3)(4)
           ----             --------------------
Healthcare Underwriters
  Mutual Insurance
  Company(5) .............           *
Medical Liability Mutual
  Insurance Company(5) ...           *
OHIC Insurance
  Company(5) .............           *

---------------

 *  Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.495 shares of Common Stock per $1,000 principal amount at maturity of Debentures; this conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, we will not issue fractional shares upon conversion of the Debentures; we will pay cash in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 41,668,652 shares of Common Stock outstanding as of October 3, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

(3) Based upon 98,854,714 shares of Class B Common Stock outstanding as of October 3, 1998. See "Description of Capital Stock" in the Prospectus.

(4) Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners and each share of Class B Common Stock entitles the holder to ten votes on each such matter. See "Description of Capital Stock -- Common Equity -- Voting Rights" in the Prospectus.

(5) Represents shares over which INVESCO has sole dispositive power and voting authority as investment manager. INVESCO disclaims beneficial ownership of all such shares.

                            ------------------------

     YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" STARTING ON PAGE 6 OF THE PROSPECTUS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 11, 1999.